Exhibit 11
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 45 to the Registration Statement on Form N-1A of Fidelity Advisor Series VI:
Fidelity Advisor Intermediate Municipal Income Fund and Fidelity Advisor Short-Intermediate Municipal Income Fund of our reports dated January 10, 1997 on the financial statements and financial highlights included in the November 30, 1996 Annual Reports to Shareholders of Fidelity Advisor Intermediate Municipal Income Fund and Fidelity Advisor Short-Intermediate Municipal Income Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statement of Additional Information.
              /s/ COOPERS & LYBRAND L.L.P.
        COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
February 19, 1997